Exhibit 10.2

PROMISSORY NOTE CONVERSION AGREEMENT

THIS PROMISSORY NOTE CONVERSION AGREEMENT (the “Agreement”) is entered between Broad Street Holdings, LLC (“Broad Street”) and Freecast, Inc. (“Company”) this day of January 2019.

RECITALS

WHEREAS, Broad Street is the owner and holder of a Promissory Note (“Note”) executed by the Company on or about December 31, 2017, in the principal amount of $153,071.941, a true and correct copy of which is attached hereto as Exhibit “A:”

WHEREAS, Broad Street represents that the Note is free from any pledge, lien, claim, or encumbrance; and

WHEREAS, Broad Street desires and has agreed to convert the entire amount outstanding balance of the Note into shares of common stock ($1.00 per share) (“Stock”) and accompanying warrants (exercisable at $1.75 per share) (“Warrants”) issued by Freecast, Inc. (“Company”);

NOW, THEREFORE, in consideration of the foregoing recitals, and the terms, mutual covenants, promises, representations and warranties set forth herein, Broad Street and the Company agree that:

1. Conversion to Common Stock: Effective upon execution of this Agreement and the Subscription Agreement and Letter of Intent issued by Freecast in connection with, and as required under, the Freecast, Inc. Amended and Restated Private Placement Memorandum offering up to $5,000,000.0 shares of Stock, and upon return of the Note marked (“CANCELLED; PAID IN FULL”) to the Company, the Company shall issue or instruct the transfer agent to issue such 153,071 shares of Stock and accompanying Warrants to Broad Street.

2. Indemnification: Broad Street further agrees to indemnify and hold the Company harmless from any other demand, claim, or presentment of the Note after the conversion has occurred.

Dated: January 23, 2019

/s/ Chris R. Hogg	/s/ William Mobely
Broad Street Holdings LLC	FreeCast Inc

Chris R. Hogg	William Mobely, President
Print Name

PROMISSORY NOTE

FOR VALUE RECEIVED, FREECAST, INC., a Florida corporation (the “Maker”), promises to pay to the order of Broad Street Holdings, LLC (the “Payee”), the principal amount of One Hundred Fifty Three Thousand Seventy One Dollars and 94 Cents ($153,071.94), together with simple interest on the principal amount of this Promissory Note (the “Note”) from time to time outstanding at the rate of ten percent (10%) per annum. The entire principal amount of this Note, together with all accrued but unpaid interest thereon, shall be finally due and payable on 12-31-18.

Interest Payments. Interest payments shall be accrued and paid on maturity.

Pre-Payment. The principal amount of this Note and any interest accrued thereon may be prepaid in whole or in part at any tithe prior to maturity without premium or penalty of any kind. Any amount paid to the Payee or other holder of this Note (a “Holder” ) shall be applied first to interest accrued to the date of such payment and then to the principal amount hereof then outstanding.

Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Note:

(a) The Maker shall fail for any reason to make any payment, whether of principal, interest or otherwise, when due and payable pursuant to the provisions of this Note;

(b) The Maker shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a voluntary petition under any bankruptcy insolvency or other law or the relief or aid of debtors, including without limitation the Bankruptcy Code of 1978, as amended, (iii) make any assignment for the benefit of its creditors or (iv) enter into any composition agreement;

(c) An involuntary petition shall be filed against the Maker under any bankruptcy, insolvency or other law for the relief or aid of debtors, including without limitation the Bankruptcy Code of 1978, as amended, which involuntary petition is not dismissed within sixty (60) days after the date of filing thereof;

(d) Any court of competent jurisdiction shall find that the Maker is insolvent or bankrupt;

(e) A receiver or trustee shall be appointed for the Maker or for all or a substantial portion of its assets and properties.

(f) The Maker shall fail to observe or to perform any or all of its agreements, covenants and obligations, or shall otherwise breach, violate or, default under, any material agreement, note, mortgage, lease, contract, guaranty or other instrument to which it is a party or by which it or any or all of its properties or assets are bound;

(g) The Maker shall fail to observe or to perform any or all of its agreements, covenants and obligations, or shall otherwise breach, violate or default in any of its obligations, to the Payee or any of its affiliates;

(h) A final judgment shall be entered against the Maker which is not satisfied or bonded in full within thirty days after the date of the entry thereof;

(i) Any or all of the assets and properties of the Maker shall be levied upon, seized or attached;

(j) All or a substantial portion of the assets and properties of the Maker shall be lost, stolen, damaged or destroyed;

(k) The Maker shall enter into any agreement to, or shall, sell all or substantially all of its assets and properties, or merge or consolidate with or into any other corporation or entity; or

(l) The Maker shall cease to conduct its business, adopt any plan of liquidation, liquidate or dissolve.

Remedies. Upon the occurrence of any Event of Default:

(1) at the option of the Holder, all amounts outstanding hereunder, whether principal, interest or otherwise, shall become immediately due and payable;

(2) simple interest shall accrue on the then outstanding principal amount hereof from the date of any such Event of Default to the date of payment in full of the then outstanding principal amount hereof, together with all interest accrued hereon at the highest rate of interest permitted by the laws of the State of Florida; and

(3) the Maker shall pay all reasonable costs and expenses of collection of this Note, including without limitation reasonable attorneys’ fees, costs and expenses, paid or incurred by the Holder hereof, whether paid or incurred in connection with collection by suit or otherwise.

Waivers.

The waiver by the Holder of the Maker’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default and the failure by the Holder to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

Governing Law. This Note shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes ail prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Note may not be modified, amended, altered or changed unless by a written instrument executed and delivered by the Maker.

Benefits; Binding Effect. This Note shall be for the benefit of, and shall be binding upon, the Maker and the Payee and their respective successors and assigns.

Jurisdiction and Venue. Any claim, dispute, action, suit or proceeding arising out of, connected with, or in any way related to this Note shall only be instituted by the complaining party and adjudicated in a court of competent jurisdiction located in Orange County, Florida, and the Maker consents to the personal jurisdiction of, and venue in, such courts. In no event shall the Maker contest the personal jurisdiction of such courts or the venue of such courts. The Maker acknowledges that the provisions of this paragraph constitute a material inducement for the Payee to extend credit to the Maker as evidenced by this Note, and that but for the inclusion of such provision in this Note the Payee would not continue to extend credit to the Maker.

Waiver of Trial by Jury. In any suit for the collection of any amount, whether of principal, interest or otherwise, which shall have become due and payable under this Note, the Maker knowingly, voluntarily and intentionally waives any right which it may have to a trial by jury. The Maker acknowledges that the provisions of this paragraph constitute a material inducement for the Payee to extend credit to the Maker as evidenced by this Note, and that but for the inclusion of such provision in this Note the Payee would not continue to extend credit to the Maker.

Headings. The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

IN WITNESS WHEREOF, the Maker, by and through its undersigned officer thereunto duly authorized, has executed and delivered this Note as of December 31, 2017.

FREECAST, INC.

/s/ William A. Mobley
William A. Mobley, CEO, FreeCast

/s/ Chris R Hogg
Chris R Hogg, Chairman

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